Exhibit 10.2

GOODNESS GROWTH HOLDINGS, INC.

2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Employee Restricted Stock Unit Award)

I.            NOTICE OF GRANT

Name of Participant:

Number of Restricted Stock Units:

Date of Grant:	______________, 202___

Vesting Schedule:	Subject to the terms of this Agreement and the Vireo Health International, Inc. 2019 Equity Incentive Plan (the “Plan”), the Restricted Stock Units shall vest [ratably on each of the first three anniversaries of the date of grant identified above] (the “Date of Grant”), provided that the Participant is a Service Provider on the applicable vesting date.

This is a Restricted Stock Unit Agreement (the “Agreement”), by and between Goodness Growth Holdings, Inc., a British Columbia corporation formerly known as Vireo Health International, Inc. and successor to Vireo Health, Inc. (the “Company”), and the participant identified above (“Participant”), entered into and effective as of the Date of Grant. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

II.            BACKGROUND

1.	The Company has adopted and maintains the Plan authorizing the Administrator to, among other things, grant Restricted Stock Units to certain Employees, Directors, and Consultants.

2.	The Administrator has determined that Participant is eligible to receive an Award under the Plan in the form of Restricted Stock Units, as further described in this Agreement.

III.           AGREEMENT. Subject to the Plan, the Company hereby grants the Restricted Stock Units to Participant under the terms and conditions as follows.

1.	Grant of Award. The Company hereby grants to Participant, as of the Date of Grant and subject to the terms and conditions of this Agreement and the Plan, the number of Restricted Stock Units indicated above (the “Award”). Each Restricted Stock Unit represents the right to receive one Share (or a cash payment equal to the Fair Market Value of one Share) upon settlement of the Award.

2.	Vesting and Forfeiture. The Award will vest as to the number of Restricted Stock Units and on the dates specified in the Notice of Grant above, but only if Participant is a Service Provider on such dates. Except as otherwise expressly provided in this Agreement or the Plan, if Participant ceases to be a Service Provider, then all Restricted Stock Units subject to this Award that have not yet vested shall be forfeited. In the event of the Participant’s separation from service (as such term is defined in Section 409A of the Code and its related regulations (“409A”)) by the Company for Cause, all Restricted Stock Units, whether vested or unvested, shall be cancelled and forfeited as of the date of such separation from service for no consideration. In the event of the Participant’s separation from service for any reason other than Cause, all vested Restricted Stock Units will remain outstanding and eligible for settlement on a Trigger Date.

3.	Nature of Restricted Stock Units. The Restricted Stock Units granted pursuant to this Award are bookkeeping entries only and do not provide Participant with any dividend, voting or other rights of a shareholder of the Company. The Restricted Stock Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in this Agreement are satisfied.

4.	Settlement of Units. Subject to the provisions of the Plan and this Agreement, the Company shall settle each vested Restricted Stock Unit by delivering to Participant one Share to which such vested Restricted Stock Unit relates, a cash payment equal to the Fair Market Value of one such Share, or a combination of both upon the earliest to occur of the following (such earliest date being referred to herein as the “Trigger Date”): (a) the third (3rd) anniversary of the Date of Grant; (b) the death or permanent disability (as such term is defined in 409A) of Participant; (c) a Change in Control of the Company; or (d) eighteen (18) months after the Participant’s separation from service (as such term is defined in 409A) by the Company without Cause or by the Participant for “Good Reason”.

For this purpose, “Cause” and “Good Reason” shall have the meanings ascribed to such terms in any written employment agreement between Participant and the Company; provided, however, that if no such agreement exists, “Cause” and “Good Reason” shall be defined as follows:

“Cause” hereunder means:

(a)	Participant’s material failure to perform his/her job duties competently as reasonably determined by the Company’s board of directors (the “Board”);

(b)	gross misconduct by Participant which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to the Company;

(c)	fraud, misappropriation, or embezzlement by Participant;

(d)	an act or acts of dishonesty by Participant and intended to result in gain or personal enrichment of Participant at the expense of the Company;

(e)	Participant’s conviction of or plea of nolo contendere to a felony regardless of whether involving the Company and whether or not committed during the course of Participant’s employment by the Company, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b);

(f)	Participant’s violation of the Company’s code of conduct, employee handbook or other material written policy, as reasonably determined by the Board; or

(g)	the material breach by Participant of any employment agreement or other written agreement between Participant and the Company.

With respect to (a) and (f), above, the Company shall first provide Participant with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Board, and identify with specificity the action needed to cure within fifteen (15) days of Participant’s receipt of written notice from the Company.

“Good Reason” shall mean the initial occurrence of any of the following events without Participant’s consent:

(i)	a material diminution in Participant’s responsibilities, authority, duties or title;

(ii)	a material diminution in Participant’s salary or wages, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions; or

(iii)	a relocation of Participant’s principal workplace to a location more than fifty (50) miles from Participant’s principal place of employment on the Date of Grant, as a condition of continued employment of Participant on the same terms;

provided, however, that “Good Reason” shall not exist unless Participant has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) through (iii) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Participant, and the termination of this Agreement as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

Such settlement shall occur as soon as practicable following the Trigger Date (but in no event later than ninety (90) days following the Trigger Date); provided, however,

that if Participant is a Specified Employee (as defined in 409A) and the Trigger Date is that which is described in subsection (d), above, then, to the extent required to comply with 409A, the settlement shall occur on the first business day following the earlier of (i) the day that is six (6) months after the Participant’s separation from service, or (ii) the Participant’s death.

5.	Transferability. The Award may not be assigned or transferred by Participant other than by will or the laws of descent and distribution. The Restricted Stock Units held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Restricted Stock Units immediately prior to the transfer.

6.	No Shareholder Rights. Neither Participant nor any permitted transferee of the Award will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Award unless and until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to Participant’s designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before a stock certificate has been issued, electronic delivery of the Shares has been made to Participant’s designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

7.	Restrictive Covenants Agreement. As an inducement to the Company to enter into this Agreement and grant the Award to Participant, Participant has executed or shall duly execute a Confidential Information, Intellectual Property Rights, Non- Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), in a form approved by the Company. Participant acknowledges and agrees that the Company’s execution of this Agreement and the grant of the Award to Participant are conditioned upon Participant executing the Restrictive Covenants Agreement.

8.	Securities Law and Other Restrictions. Notwithstanding any other provision of the Plan or this Agreement, the Company shall not be required to issue, and Participant may not sell, assign, transfer or otherwise dispose of, any Shares, unless (a) there is in effect with respect to the Shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Administrator, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing the Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

9.	Tax Withholding. THE COMPANY IS ENTITLED TO (A) WITHHOLD AND DEDUCT FROM FUTURE FEES OR WAGES OF PARTICIPANT (OR FROM OTHER AMOUNTS THAT MAY BE DUE AND OWING TO PARTICIPANT FROM THE COMPANY), OR MAKE OTHER ARRANGEMENTS FOR THE COLLECTION OF, ALL LEGALLY REQUIRED AMOUNTS NECESSARY TO SATISFY ANY FEDERAL, STATE OR LOCAL WITHHOLDING AND EMPLOYMENT-RELATED TAX REQUIREMENTS ATTRIBUTABLE TO THE AWARD, INCLUDING, WITHOUT LIMITATION, THE GRANT OR SETTLEMENT OF THE RESTRICTED STOCK UNITS. IF THE COMPANY IS UNABLE TO WITHHOLD SUCH AMOUNTS, FOR WHATEVER REASON, PARTICIPANT AGREES TO PAY TO THE COMPANY AN AMOUNT EQUAL TO THE AMOUNT THE COMPANY WOULD OTHERWISE BE REQUIRED TO WITHHOLD UNDER FEDERAL, STATE OR LOCAL LAW.

10.	Adjustments. Subject to the terms and conditions set forth in the Plan, in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Administrator, in order to prevent dilution or enlargement of the rights of Participant, shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities or other property (including cash) subject to the Award.

11.	Subject to Plan. The Award has been granted and issued under, and is subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and Participant, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement shall be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement shall be interpreted by reference to the Plan. If any provisions of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall prevail.

12.	Shareholder Agreements. Upon the settlement of the Award, Participant shall, at the request of the Company, execute and deliver such voting, co-sale and other agreements as the Company requests generally of holders of amounts of stock corresponding to that of such Participant; and if Participant fails to execute and deliver any such agreement, such Participant shall nevertheless hold all stock subject to, and be bound by, such agreement.

13.	Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

14.	Governing Law. This Agreement and all rights and obligations under this Agreement shall be construed in accordance with the Plan and governed by the laws of the Province of British Columbia, without regard to conflicts of laws provisions.

15.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and settlement of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and settlement of this Award and the administration of the Plan.

16.	Amendment and Waiver. Other than as provided in the Plan and subject to applicable law, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Notwithstanding the preceding, Participant agrees that the Administrator may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

17.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Agreement by electronic means and request Participant’s acceptance of this Agreement by electronic means. Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

[Signature Page Follows]

The parties hereto have executed this Agreement effective as of the Date of Grant.

GOODNESS GROWTH HOLDINGS, INC.

By:

Its:

By execution of this Agreement, Participant acknowledges having received a copy of the Plan and agrees to all of the terms and conditions described in this Agreement and in the Plan.	PARTICIPANT

Name: